EXHIBIT 12



Household Finance Corporation and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                             Nine months ended
                                                                 September 30,
(In millions)                                              2001           2000
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Net income                                            $ 1,062.9        $ 814.2
Income taxes                                              571.4          434.3
                                                   -------------   ------------

Income before income taxes                              1,634.3        1,248.5
                                                   -------------   ------------

Fixed charges:
     Interest expense (1)                               2,386.8        2,054.3
     Interest portion of rentals (2)                       36.6           32.8
                                                   -------------   ------------

Total fixed charges                                     2,423.4        2,087.1
                                                   -------------   ------------

Total earnings as defined                             $ 4,057.7      $ 3,335.6
                                                   =============   ============

Ratio of earnings to fixed charges                         1.67           1.60
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(1)  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.